Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-57263 and 333-104114) of EMC Corporation on Form S-8 of our report dated June 23, 2003 relating to the financial statements of the EMC Corporation 401(k) Savings Plan as of and for the year ended December 31, 2002, appearing in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 23, 2003

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